Exhibit 99.2

UNIVEST CORPORATION OF PENNSYLVANIA
Director Resignation Policy

Under the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of Univest Corporation of Pennsylvania (the "Corporation"), directors are elected by a plurality vote, meaning that the candidates for election as directors receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, are elected to the Board of Directors (the "Board”). The Board has adopted this Policy to address the situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes “withheld” for his or her election than votes “for” his or her election (a “Majority Withheld Vote”).
By accepting a nomination to stand for election or re-election as a director of the Corporation or an appointment as director to fill a vacancy or new directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of directors, he or she receives a Majority Withheld Vote, the director shall promptly tender a written offer of resignation to the Chairman of the Board promptly following certification of the shareholder vote for the meeting at which the election occurred in the form attached as Exhibit “A” hereto. For purposes of this Policy, an "uncontested election of directors" is any election of directors in which the number of nominees for election does not exceed the number of directors to be elected.
The Nominating and Governance Committee of the Board (the "Committee") will promptly consider the director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within ninety (90) days following certification of the shareholder vote.
In evaluating the director's offer of resignation, each of the Committee and the Board shall consider all factors they deem relevant, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the director; (iii) the director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including securities exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation.
In determining what action to recommend or take regarding the director's offer of resignation, each of the Committee and the Board may consider a range of alternatives as they deem appropriate, including any of the following: (i) accepting the offer of resignation; (ii) rejecting the offer of resignation; (iii) rejecting the offer of resignation to allow the director to remain on the Board but agreeing that the director will not be nominated for re-election to the Board at the next election of directors relating to the Class in which such director serves; (iv) deferring acceptance of the offer resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) deferring acceptance of the offer of resignation if the director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).
After the Board makes a formal decision on the Committee's recommendation, the Corporation shall promptly publicly disclose the Board’s decision whether or not to accept the director’s offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board’s reasons for such decision. Such disclosure may be made by means of a Form 8-K filing, press release, or other appropriate means.

Any director who tenders his or her offer of resignation pursuant to this Policy shall not participate in any deliberations or actions by the Committee or the Board regarding his or her offer of resignation but shall otherwise continue to serve as a director during this period.
If other directors who are members of the Committee receive a Majority Withheld Vote in the same uncontested election of directors, so that a quorum of the Committee cannot be attained, then all independent directors on the Board will participate in deliberations and actions regarding the offer of resignation of each director who received a Majority Withheld Vote, except that no director can participate in deliberations or actions, or vote on, his or her own offer of resignation.
This Policy shall also apply to any “alternate director” elected by shareholders in accordance with the Corporation’s bylaws.
Dated: July 25, 2018

EXHBIT “A”
FORM OF RESIGNATION LETTER
[DATE]
Chairman of Board of Directors
Univest Corporation of Pennsylvania

Dear Chairman:

In accordance with the Univest Corporation of Pennsylvania Director Resignation Policy, I hereby tender my resignation as a member of the board of directors of Univest Corporation of Pennsylvania (the “Corporation”), effective immediately.

Please note that my resignation is a result of compliance with the Director Resignation Policy and not as a result of any disagreement between myself and the Corporation, its management, board of directors or any committee of the board of directors.

Sincerely, [SIGNATURE] [NAME]